Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 17, 2015, in the Registration Statement (Form F-1) and related Prospectus of Cortendo plc for the registration of its ordinary shares.

/s/ Ernst & Young AB

Gothenburg, Sweden

August 28, 2015